Exhibit 99.1

FTC Solar Announces Second Quarter 2025 Financial Results

Second Quarter Highlights and Recent Developments

•
Second quarter revenue of $20.0 million, up 74.9% y/y, within target guidance
•
Cost efficiencies drive operating expenses to multi-year low
•
Secured $75 million strategic financing facility, effective July 2, 2025
•
Tony Alvarez appointed as Independent Director as Dean Priddy retires from the Board

AUSTIN, Texas — August 5, 2025– FTC Solar, Inc. (Nasdaq: FTCI), a leading provider of solar tracker systems, today announced financial results for the second quarter that ended June 30, 2025.

“Second quarter results were in-line with our guidance ranges, with continued cost controls allowing for Adjusted EBITDA to come in at the high-end of the range”, commented Yann Brandt, President and Chief Executive Officer of FTC Solar. “As we approach my one-year anniversary with FTC Solar, I believe we are in a much stronger position than just a year ago, with the company making great strides in enhancing its product, market and financial position. Over the past year we have added multiple gigawatts of business with Tier 1 accounts, along with other awards, strengthened our sales team, and increased our commercial traction with bids on many gigawatts of future projects. The most significant of our recent announcements was the $75 million financing facility announced last month. In addition to giving us ample runway to achieve profitability, it gives incremental comfort to customers that we’ll be supporting them long into the future.

“On the product front, we believe we have the most easily constructible tracker on the market and are continuously adding new features to enhance the value proposition for customers. In addition to high-wind and multiple terrain following options to reduce or eliminate land grading, we are introducing the widest range of stow in the industry, with our 80-degree angle. Hail has become a key driver of insurance premiums, so having a steeper stow capability can give owners and operators additional flexibility in meeting the unique requirements of their project. When combined with our SunOps performance platform, with integrated weather forecast services, customers can have even more flexibility to customize preferences or make changes remotely.

“One other innovation we’re announcing today is an extra-long tracker built specifically for 2,000-volt systems. As the industry prepares to make this transition, longer trackers can reduce eBOS and O&M costs while increasing power capacity by 33%. When customers are ready to make that transition, we are ready to support them with the fast, safe and easily constructible design that customers have come to expect from FTC.

Summary Financial Performance: Q2 2025 compared to Q2 2024

	U.S. GAAP		Non-GAAP(c)
	Three months ended June 30,
(in thousands, except per share data)	2025	2024	2025	2024
Revenue	$19,993	$11,430	$19,993	$11,430
Gross margin percentage	(19.6%)	(20.5%)	(17.4%)	(16.8%)
Total operating expenses	$7,580	$9,581	$6,544	$8,278
Loss from operations(a)	$(11,499)	$(11,924)	$(10,360)	$(10,451)
Net loss	$(15,430)	$(12,241)	$(11,213)	$(10,730)
Diluted loss per share(b)	$(1.18)	$(0.97)	$(0.86)	$(0.85)

(a)
Adjusted EBITDA for Non-GAAP

(b)
Prior year amounts per share have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024
(c)
See below for reconciliation of Non-GAAP financial measures to the nearest comparable GAAP measures

“Overall, while regulatory uncertainty has slowed some customer project planning in recent months, the company continues to make great strides in enhancing its product, market and financial positioning, and remains increasingly well-positioned to support our customers and their growth,” Brandt concluded.

Second Quarter Results

Total second-quarter revenue was $20.0 million, which was within our target range. This revenue level represents a decrease of 3.9% compared to the prior quarter and an increase of 74.9% compared to the year-earlier quarter due to higher product volumes.

GAAP gross loss was $3.9 million, or 19.6% of revenue, compared to gross loss of $3.4 million, or 16.6% of revenue, in the prior quarter. Non-GAAP gross loss was $3.5 million or 17.4% of revenue. This compares to Non-GAAP gross loss of $1.9 million in the prior-year period.

GAAP operating expenses were $7.6 million. On a Non-GAAP basis, operating expenses were $6.5 million. This compares to Non-GAAP operating expenses of $8.3 million in the year-ago quarter.

GAAP net loss was $15.4 million or $1.18 per diluted share, compared to a loss of $3.8 million or $0.58 per diluted share in the prior quarter and a net loss of $12.2 million or $0.97 per diluted share (post-split) in the year-ago quarter. Adjusted EBITDA loss, which excludes approximately $5.1 million for (i) a loss from the change in fair value of the warrant liability, (ii) certain CEO transition costs, and (iii) other non-cash items, was $10.4 million, compared to Adjusted EBITDA losses of $9.8 million1 in the prior quarter and $10.5 million in the year-ago quarter.

The contracted portion of the company's backlog2 now stands at approximately $470 million.

Subsequent Events

On July 2, 2025, the company entered into a new $75 million strategic financing facility (the “Financing Facility”) with Cleanhill Partners and affiliates, AV Securities and other long-term investors.

The Financing Facility provides for an initial term loan financing of up to $37.5 million. Of this amount, $14.3 million of term loan financing and an associated warrant issuance closed and funded on July 2, 2025. The balance of $23.2 million of the initial financing is expected to close in the third quarter of 2025, subject to shareholder approval. The Financing Facility also provides for up to an additional $37.5 million in funding to be available to the company as may be needed in the future upon mutual agreement between the company and the investors under the Financing Facility, for a total potential financing of $75 million.

The company also announced today that Dean Priddy, who has been a member of the Board of Directors of FTC Solar for five years, chaired the Board’s Audit Committee and served on the Compensation Committee and Nominating and Corporate Governance Committees, has stepped down from the Board effective August 4, and that Tony Alvarez, who has served as a Board Observer since July 2023, has been appointed as an Independent Director and will replace Priddy as Chairman of the company’s Audit Committee effective today, August 5.

“Dean has been a valuable Board Member and made many significant contributions to the company during his tenure, and I would like to thank him for his service,” commented Shaker Sadasivam, Chairman of the Board of Directors. “I would also like to welcome Tony Alvarez as an independent director. Tony brings significant solar industry expertise to the Board, and we are glad to have him join us.”

Commenting on his retirement from the Board, Dean Priddy said, “It has been a pleasure serving with my fellow directors on the FTC Board and rewarding to see the company’s transition from private company to public and from an emerging 2P supplier to one with a broad, innovative and compelling product portfolio. With the annual audit behind us and the company fresh off its successful capital raise, it seems like a good opportunity for me to step away and focus on my personal endeavors. Thank you to Shaker for working with me on the transition, and to the full Board and company for our time together. I look forward to watching the company’s continued progress and success in the years to come.”

Mr. Alvarez joined the FTC Solar Board as an Observer in 2023, bringing more than 35 years of solar and engineering experience to the company. He most recently served as EVP of Memory Solutions at Infineon, where he was responsible for all aspects of the company’s memory business. Prior to that, he was CEO of Solaria, a leading residential solar company. Mr. Alvarez’s experience also includes CEO or other senior-level roles at Altierre, Aptina Imaging, Advanced Analogic Technologies, Leadis Technology, as well as 18 years at Cypress Semiconductor. He currently serves on the board of directors at SunPower and has held prior board positions with NexGen Power Systems, SunEdison Semiconductor, ChipMOS Technology, SunEdison, and Validity Sensors. He earned a B.S. and M.S. in Electrical Engineering from the Georgia Institute of Technology.

Mr. Priddy’s decision to step down from the Board is due to his retirement and not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company is grateful for Mr. Priddy’s commitment and service to the Company, the Board and the Board’s committees.

Outlook

For the third quarter, we expect revenue at the midpoint of our guidance range to be up approximately 5% compared to the second quarter. We continue to expect to see a more significant ramp in revenue in the fourth quarter.

(in millions)	2Q'25 Guidance	2Q'25 Actual	3Q'25 Guidance(3)
Revenue	$19.0 – $24.0	$20.0	$18.0 – $24.0
Non-GAAP Gross Profit (Loss)	$(4.4) – $(2.0)	$(3.5)	$(2.4) – $0.6
Non-GAAP Gross Margin	(23.4%) – (8.5%)	(17.4%)	(13.4%) – 2.5%
Non-GAAP operating expenses	$7.8 – $8.6	$6.5	$7.2 – $7.9
Non-GAAP adjusted EBITDA	$(13.3) – $(10.0)	$(10.4)	$(10.8) – $(6.8)

Second Quarter 2025 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community at 8:30 a.m. E.T. today, during which the company will discuss its second quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of FTC Solar's website at https://investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Footnotes

1. A reconciliation of prior quarter Non-GAAP financial measures to the nearest comparable GAAP measures may be found in Exhibit 99.1 of our Form 8-K filed on May 1, 2025.

2. The term ‘backlog’ or ‘contracted and awarded’ refers to the combination of our executed contracts (contracted) and awarded orders (awarded), which are orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that have been awarded in writing or verbally with a mutual understanding that the order will be contracted in the future. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers, and we instead use estimated average selling price to calculate the revenue included in our contracted and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed, and there is also a risk that a contract may never be executed for an awarded but uncontracted project, or that a contract may be executed for an awarded but uncontracted project at a date that is later than anticipated, or that a contract once executed may be subsequently amended, supplemented, rescinded, cancelled or breached, including in a manner that impacts the timing and amounts of payments due thereunder, thus reducing anticipated revenues. Please refer to our SEC filings, including our Form 10-K, for more information on our contracted and awarded orders, including risk factors.

3. We do not provide a quantitative reconciliation of our forward-looking Non-GAAP guidance measures to the most directly comparable GAAP financial measures because certain information needed to reconcile those measures is not available without unreasonable efforts due to the inherent difficulty in forecasting and quantifying these measures as a result of changes in project schedules by our customers that may occur, which are outside of our control, and the impact, if any, of credit loss provisions, asset impairment charges, restructuring or changes in the timing and level of indirect or overhead spending, as well as other matters, that could occur which could significantly impact the related GAAP financial measures.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the risks and uncertainties described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”), our Quarterly Reports on Form 10-Q, and other documents, including Current Reports on Form 8-K, that we have filed, or will file, with the SEC. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks and uncertainties described in more detail above and in our filings with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the SEC, our Quarterly Reports on Form 10-Q, and other documents, including Current Reports on Form 8-K, that we have filed, or will file, with the SEC. Any forward-looking statements in this release speak only as of the date on which they are made. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except shares and per share data)	2025	2024	2025	2024
Revenue:
Product	$15,867	$8,776	$34,069	$19,681
Service	4,126	2,654	6,727	4,336
Total revenue	19,993	11,430	40,796	24,017
Cost of revenue:
Product	18,876	10,467	38,987	22,834
Service	5,036	3,306	9,175	5,634
Total cost of revenue	23,912	13,773	48,162	28,468
Gross loss	(3,919)	(2,343)	(7,366)	(4,451)
Operating expenses
Research and development	1,129	1,535	2,053	2,974
Selling and marketing	1,291	2,036	2,427	4,424
General and administrative	5,160	6,010	10,213	12,577
Total operating expenses	7,580	9,581	14,693	19,975
Loss from operations	(11,499)	(11,924)	(22,059)	(24,426)
Interest expense	(731)	(117)	(1,442)	(434)
Interest income	5	118	11	299
Gain from disposal of investment in unconsolidated subsidiary	—	—	3,204	4,085
Gain on sale of Atlas	50	—	50	—
Gain (loss) from change in fair value of warrant liability	(2,836)	—	1,768	—
Other income (expense), net	71	(7)	75	29
Loss from unconsolidated subsidiary	(451)	(246)	(563)	(511)
Loss before income taxes	(15,391)	(12,176)	(18,956)	(20,958)
Provision for income taxes	(39)	(65)	(293)	(54)
Net loss	(15,430)	(12,241)	(19,249)	(21,012)
Other comprehensive income (loss):
Foreign currency translation adjustments	81	36	109	(145)
Comprehensive loss	$(15,349)	$(12,205)	$(19,140)	$(21,157)
Net loss per share:
Basic and diluted(*)	$(1.18)	$(0.97)	$(1.49)	$(1.67)
Weighted-average common shares outstanding:
Basic and diluted(*)	13,098,825	12,617,128	12,948,189	12,581,608

___________

(*)	Prior year amounts per share and number of shares, as applicable, have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024.

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares and per share data)	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$3,519	$11,247
Accounts receivable, net of allowance for credit losses of $1,909 and $1,717 at June 30, 2025 and December 31, 2024, respectively	45,648	39,709
Inventories	7,316	10,144
Prepaid and other current assets	13,813	15,028
Total current assets	70,296	76,128
Operating lease right-of-use assets	930	1,149
Property and equipment, net	1,931	2,217
Goodwill	7,268	7,139
Equity method investment	391	954
Other assets	2,139	2,341
Total assets	$82,955	$89,928
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$17,867	$12,995
Accrued expenses	30,410	20,134
Income taxes payable	408	325
Deferred revenue	1,492	5,306
Other current liabilities	10,456	10,313
Total current liabilities	60,633	49,073
Long-term debt	10,895	9,466
Operating lease liability, net of current portion	436	411
Warrant liability	—	9,520
Other non-current liabilities	1,949	2,422
Total liabilities	73,913	70,892
Commitments and contingencies
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of June 30, 2025 and December 31, 2024	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 14,872,017 and 12,853,823 shares issued and outstanding as of June 30, 2025 and December 31, 2024	1	1
Treasury stock, at cost; 1,076,257 shares as of June 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	376,464	367,318
Accumulated other comprehensive loss	(433)	(542)
Accumulated deficit	(366,990)	(347,741)
Total stockholders’ equity	9,042	19,036
Total liabilities and stockholders’ equity	$82,955	$89,928

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six months ended June 30,
(in thousands)	2025	2024
Cash flows from operating activities
Net loss	$(19,249)	$(21,012)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	1,216	2,924
Depreciation and amortization	607	812
Gain from change in fair value of warrant liability	(1,768)	—
Gain from sale of property and equipment	(3)	—
Amortization of debt discount and issue costs	427	236
Paid-in-kind non-cash interest	1,001	—
Provision for obsolete and slow-moving inventory	—	177
Loss from unconsolidated subsidiary	563	511
Gain from disposal of investment in unconsolidated subsidiary	(3,204)	(4,085)
Gain on sale of Atlas	(50)	—
Warranties issued and remediation added	1,614	1,639
Warranty recoverable from manufacturer	191	238
Credit loss provisions	192	587
Deferred income taxes	425	223
Lease expense and other	594	609
Impact on cash from changes in operating assets and liabilities:
Accounts receivable	(5,956)	23,181
Inventories	2,828	(13,333)
Prepaid and other current assets	1,193	(864)
Other assets	(392)	(562)
Accounts payable	4,819	9,483
Accruals and other current liabilities	9,507	(13,463)
Deferred revenue	(3,814)	(1,017)
Other non-current liabilities	(830)	(1,331)
Lease payments and other, net	(691)	(588)
Net cash used in operations	(10,780)	(15,635)
Cash flows from investing activities:
Purchases of property and equipment	(268)	(1,131)
Proceeds from sale of Atlas software platform	50	—
Proceeds from sale of property and equipment	3	—
Equity method investment in Alpha Steel	—	(1,800)
Proceeds from disposal of investment in unconsolidated subsidiary	3,204	4,085
Net cash provided by investing activities	2,989	1,154
Cash flows from financing activities:
Proceeds from stock option exercises	3	3
Net cash provided by financing activities	3	3
Effect of exchange rate changes on cash and cash equivalents	60	22
Decrease in cash, cash equivalents and restricted cash	(7,728)	(14,456)
Cash and cash equivalents at beginning of period	11,247	25,235
Cash and cash equivalents at end of period	$3,519	$10,779

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We utilize Adjusted EBITDA, Adjusted Net Loss, and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) provision for (benefit from) income taxes, (ii) interest expense, less interest income, (iii) depreciation expense, (iv) amortization of intangibles, (v) stock-based compensation, (vi) loss from changes in fair value of our warrant liability, and (vii) Chief Executive Officer ("CEO") transition costs, non-routine legal fees, costs associated with our reverse stock split, severance and certain other costs (credits). We also deduct the contingent gains arising from earnout payments and project escrow releases relating to the disposal of our investment in an unconsolidated subsidiary and gains from changes in fair value of our warrant liability from net loss in arriving at Adjusted EBITDA. We define Adjusted Net Loss as net loss plus (i) amortization of debt discount and issue costs and intangibles, (ii) stock-based compensation, (iii) loss from changes in fair value of our warrant liability, (iv) CEO transition costs, non-routine legal fees, costs associated with our reverse stock split, severance and certain other costs (credits), and (v) the income tax expense (benefit) of those adjustments, if any. We also deduct the contingent gains arising from earnout payments and project escrow releases relating to the disposal of our investment in an unconsolidated subsidiary and gains from change in fair value of our warrant liability from net loss in arriving at Adjusted Net Loss. Adjusted EPS is defined as Adjusted Net Loss on a per share basis using our weighted average diluted shares outstanding.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). We present these Non-GAAP measures, many of which are commonly used by investors and analysts, because we believe they assist those investors and analysts in comparing our performance across reporting periods on an ongoing basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP gross loss to the most closely related GAAP measure for the three and six months ended June 30, 2025 and 2024, respectively:

	Three months ended June 30,		Six months ended June 30,
(in thousands, except percentages)	2025	2024	2025	2024
U.S. GAAP revenue	$19,993	$11,430	$40,796	$24,017
U.S. GAAP gross loss	$(3,919)	$(2,343)	$(7,366)	$(4,451)
Depreciation expense	185	183	358	351
Stock-based compensation	248	240	491	456
Severance costs	—	—	34	—
Non-GAAP gross loss	$(3,486)	$(1,920)	$(6,483)	$(3,644)
Non-GAAP gross margin percentage	(17.4%)	(16.8%)	(15.9%)	(15.2%)

The following table reconciles Non-GAAP operating expenses to the most closely related GAAP measure for the three and six months ended June 30, 2025 and 2024, respectively:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2025	2024	2025	2024
U.S. GAAP operating expenses	$7,580	$9,581	$14,693	$19,975
Depreciation expense	(120)	(91)	(249)	(193)
Amortization expense	—	(134)	—	(268)
Stock-based compensation	(688)	(1,045)	(725)	(2,468)
CEO transition	(228)	—	(388)	—
Non-routine legal fees	—	(33)	—	(66)
Reverse stock split	—	—	(1)	—
Severance costs	—	—	(141)	—
Non-GAAP operating expenses	$6,544	$8,278	$13,189	$16,980

The following table reconciles Non-GAAP Adjusted EBITDA to the related GAAP measure of loss from operations for the three and six months ended June 30, 2025 and 2024, respectively:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2025	2024	2025	2024
U.S. GAAP loss from operations	$(11,499)	$(11,924)	$(22,059)	$(24,426)
Depreciation expense	305	274	607	544
Amortization expense	—	134	—	268
Stock-based compensation	936	1,285	1,216	2,924
CEO transition	228	—	388	—
Non-routine legal fees	—	33	—	66
Reverse stock split	—	—	1	—
Severance costs	—	—	175	—
Other income (expense), net	71	(7)	75	29
Gain on sale of Atlas	50	—	50	—
Loss from unconsolidated subsidiary	(451)	(246)	(563)	(511)
Adjusted EBITDA	$(10,360)	$(10,451)	$(20,110)	$(21,106)

The following table reconciles Non-GAAP Adjusted EBITDA and Adjusted Net Loss to the related GAAP measure of net loss for the three months ended June 30, 2025 and 2024, respectively:

	Three months ended June 30,
	2025		2024
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per U.S. GAAP	$(15,430)	$(15,430)	$(12,241)	$(12,241)
Reconciling items -
Provision for income taxes	39	—	65	—
Interest expense	731	—	117	—
Interest income	(5)	—	(118)	—
Amortization of debt discount and issue costs in interest expense	—	217	—	59
Depreciation expense	305	—	274	—
Amortization of intangibles	—	—	134	134
Stock-based compensation	936	936	1,285	1,285
Gain from change in fair value of warrant liability(a)	2,836	2,836	—	—
CEO transition(b)	228	228	—	—
Non-routine legal fees(c)	—	—	33	33
Adjusted Non-GAAP amounts	$(10,360)	$(11,213)	$(10,451)	$(10,730)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic and diluted(d)	N/A	$(0.86)	N/A	$(0.85)

Weighted-average common shares outstanding:
Basic and diluted(d)	N/A	13,098,825	N/A	12,617,128

(a)	We exclude non-cash changes in the fair value of our outstanding warrants as we do not consider such changes to impact or reflect changes in our core operating performance.
(b)

In connection with hiring a new CEO in August 2024, we agreed to upfront and incremental sign-on bonuses (collectively, the "sign-on bonuses"), a portion of which was paid to our CEO in 2024, with clawback provisions over the next two years, and a portion of which will be paid in 2025 and 2026, all contingent upon continued employment as of the payment date. These sign-on bonuses will be expensed each period through October 1, 2026, to reflect the required service periods. We do not view these sign-on bonuses as being part of the normal on-going compensation arrangements for our CEO.

(c)	Non-routine legal fees represent legal fees and other costs incurred for specific matters that were not ordinary or routine to the operations of the business.
(d)	Prior year shares and amounts, as applicable, have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024.